Exhibit 5.1

Karen E. Deschaine

+1 858 550 6088

kdeschaine@cooley.com

August 19, 2019

Bellicum Pharmaceuticals, Inc.

2130 W. Holcombe Blvd., Ste. 800

Houston, Texas 77030

Ladies and Gentlemen:

We have acted as counsel to Bellicum Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with the offer and sale by the Company of (i) 575,000 shares (the “Preferred Shares”) of Series 1 Redeemable Convertible Non-Voting Preferred Stock of the Company, par value $0.01 per share (the “Series 1 Preferred Stock”), which Preferred Shares are convertible into 57,500,000 shares (the “Preferred Conversion Shares”) of the Common Stock of the Company, par value $0.01 per share (the “Common Stock”), and (ii) warrants (the “Warrants”) to purchase up to 57,500,000 shares (the “Warrant Common Shares”) of Common Stock or, in certain circumstances, up to 575,000 shares (the “Warrant Preferred Shares”) of Series 1 Preferred Stock, which Warrant Preferred Shares are convertible into 57,500,000 shares of Common Stock (the “Warrant Preferred Conversion Shares”), pursuant to the Registration Statement on Form S-3 (No. 333-232771) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), the prospectus included in the Registration Statement (the “Base Prospectus”), and the related prospectus supplement dated August 16, 2019, filed with the Commission pursuant to Rule 424(b) under the Act (together with the Base Prospectus, the “Prospectus”).

In connection with this opinion, we have examined and relied upon the Registration Statement, the Prospectus, the form of Warrant, the Company’s certificate of incorporation and bylaws, each as currently in effect, and originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents submitted to us as copies; the accuracy, completeness and authenticity of certificates of public officials; and the due execution and delivery of all documents by all persons other than the Company where due execution and delivery are a prerequisite to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently sought to verify such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware and, as to the Warrants constituting valid and binding obligations of the Company, the laws of the State of New York. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

With regard to our opinion concerning the Warrants constituting valid and binding obligations of the Company:

(i)    Our opinion is subject to, and may be limited by, (a) applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance, debtor and creditor, and similar laws which relate to or affect creditors’ rights generally, and (b) general principles of equity (including, without limitation, concepts

Cooley LLP    4401 Eastgate Mall    San Diego, CA    92121

t: (858) 550-6000 f: (858) 550-6420 cooley.com

Ladies and Gentlemen:

August 19, 2019

Page Two

of materiality, reasonableness, good faith and fair dealing) regardless of whether considered in a proceeding in equity or at law.

(ii)    Our opinion is subject to the qualification that the availability of specific performance, an injunction or other equitable remedies is subject to the discretion of the court before which the request is brought.

(iii)    We express no opinion as to any provision of the Warrants that: (a) provides for liquidated damages, buy-in damages, monetary penalties, prepayment or make-whole payments or other economic remedies to the extent such provisions may constitute unlawful penalties, (b) relates to advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitations, trial by jury, or procedural rights, (c) restricts non-written modifications and waivers, (d) provides for the payment of legal and other professional fees where such payment is contrary to law or public policy, (e) relates to exclusivity, election or accumulation of rights or remedies, (f) authorizes or validates conclusive or discretionary determinations, or (g) provides that provisions of the Warrants are severable to the extent an essential part of the agreed exchange is determined to be invalid and unenforceable.

(iv)    We express no opinion as to whether a state court outside of the State of New York or a federal court of the United States would give effect to the choice of New York law provided for in the Warrants.

With respect to the Preferred Conversion Shares, Warrant Common Shares, the Warrant Preferred Shares and the Warrant Preferred Conversion Shares (together, the “Reserved Shares”), we express no opinion to the extent that, notwithstanding the Company’s current reservation of the maximum number of Reserved Shares as of the date hereof, future issuances of securities of the Company, including any Reserved Shares, by the Company and/or antidilution adjustments to outstanding securities of the Company, including the Preferred Shares and the Warrants, may cause the Preferred Shares to be convertible into or the Warrants to be exercisable for more Reserved Shares than the number that then remain authorized but unissued. Further, we have assumed the Exercise Price (as defined in the Warrants) will not be adjusted to an amount below the par value per share of the Warrant Common Shares or the Warrant Preferred Shares.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that (i) the Preferred Shares, when sold and issued in accordance with the Registration Statement and the Prospectus, will be validly issued, fully paid and nonassessable, (ii) provided that the Warrants have been duly executed and delivered by the Company to the purchasers thereof against payment therefor as provided in the Registration Statement and the Prospectus, the Warrants will be valid and binding obligations of the Company, (iii) the Warrant Common Shares and the Warrant Preferred Shares, when issued and paid for in accordance with the terms of the Warrants, will be validly issued, fully paid and non-assessable, and (iv) the Preferred Conversion Shares and the Warrant Preferred Conversion Shares, when issued in accordance with the terms of the Preferred Shares and the Warrant Preferred Shares, as applicable, will be validly issued, fully paid and non-assessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to a current report of the Company on Form 8-K for incorporation by reference into the Registration Statement.

Cooley LLP    4401 Eastgate Mall    San Diego, CA    92121

t: (858) 550-6000 f: (858) 550-6420 cooley.com

Ladies and Gentlemen:

August 19, 2019

Page Three

Sincerely,

Cooley LLP

By:	/s/ Karen E. Deschaine
Karen E. Deschaine

Cooley LLP    4401 Eastgate Mall    San Diego, CA    92121

t: (858) 550-6000 f: (858) 550-6420 cooley.com